UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2023

CymaBay Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36500	94-3103561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7575 Gateway Blvd., Suite 110

Newark, CA 94560

(Address of principal executive offices)

(510) 293-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	CBAY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Entry into Material Definitive Agreement.

On January 6, 2023, CymaBay Therapeutics, Inc. (“CymaBay”) entered into a Collaboration and License Agreement (the “Agreement”) with Kaken Pharmaceutical Co., Ltd., a company organized under the laws of Japan (“Kaken”). Pursuant to the Agreement, CymaBay granted Kaken an exclusive license to commercialize seladelpar (the “Licensed Product”) for the prevention or treatment of primary biliary cholangitis (“PBC”) in Japan.

Pursuant to the terms of the Agreement, Kaken will bear the cost of, and be responsible for, among other things, conducting the clinical studies and other developmental activities for the Licensed Product in PBC in Japan as well as preparing and filing applications for regulatory approval in Japan and commercializing the Licensed Product in Japan. Kaken is obligated to use commercially reasonable efforts to develop, obtain regulatory approval for, and commercialize, the Licensed Product in Japan, including obtaining pricing approval for the Licensed Product in Japan. CymaBay is obligated to supply to Kaken, its requirements of Licensed Product for clinical and commercial use in Japan, which obligation may be terminated upon specified circumstances and technology transfer.

In consideration of the license and other rights granted by CymaBay, Kaken will pay CymaBay, within 30 days of the effective date of the Agreement, a ¥4.5 billion (approximately $34.0 million at current exchange rates) upfront cash payment and is obligated to pay potential milestone payments to CymaBay totaling up to ¥17.0 billion (approximately $128.4 million at current exchange rates) for the achievement of certain regulatory and sales milestones. In addition, during the Royalty Term (as defined below), while CymaBay supplies Licensed Product to Kaken, Kaken will make payments to CymaBay for each unit of Licensed Product that CymaBay supplies at a percentage of the Japanese National Health Insurance price of the Licensed Product that equates to 20+% royalties. If CymaBay is not supplying product to Kaken during the Royalty Term, a 20+% royalty payment will be payable to CymaBay by Kaken based on Kaken net sales of Licensed Product in Japan. After the Royalty Term, if CymaBay is supplying Licensed Product to Kaken, CymaBay will receive payments for each unit of Licensed Product based on a percentage of the Japanese National Health Insurance price of the Licensed Product that is lower than during the Royalty Term.

The “Royalty Term” means the period ending on the latest to occur of (a) the expiration of the last valid claim of the royalty patents covering such Licensed Product in Japan, (b) the expiration of regulatory exclusivity for such Licensed Product in Japan, and (c) 10 years after the first commercial sale of such Licensed Product in Japan.

The Agreement is effective until the date upon which (a) the Royalty Term has expired in Japan for the final Licensed Product, or (b) the Agreement is earlier terminated (the “Initial Term”). After the Initial Term (except in the case of early termination), the Agreement will be automatically renewed for 2-year periods, unless either party has given the other Party a written notice not to renew the Agreement no later than 12 months prior to the expiration of the Initial Term or any subsequent renewal term, in which case the Agreement shall expire (and thus terminate) at the end of the then-existing term or, if applicable, shall earlier terminate upon an early termination.

The Agreement may be early terminated by either party for material breach, upon a party’s insolvency or bankruptcy or upon a challenge by one party of any patents of the other party, and Kaken may terminate in specified situations, including for a safety concern, clinical failure or termination of an underlying in-license to CymaBay from Janssen Pharmaceutica NV, or at its convenience with specified prior notice. Upon an intentional or willful material breach of the Agreement by CymaBay, Kaken also has an alternative remedy for material breach of the Agreement that results in a reduction in the payments otherwise payable to CymaBay under the Agreement. Upon early termination, (i) license rights granted under the Agreement terminate, (ii) to the extent permitted by applicable law, Kaken is obligated to transfer to CymaBay copies of, and its entire right, title and interest in, all regulatory materials in Japan (subject to a royalty if such termination is by Kaken for CymaBay’s uncured material breach) and (iii) Kaken will automatically grant to CymaBay, with immediate effect, a non-exclusive, fully paid up, royalty-free license under the Kaken program intellectual property solely for the exploitation of Licensed Products.

Pursuant to the Agreement, the parties agreed to establish a joint steering committee to provide strategic oversight of the parties’ activities under the Agreement. The Agreement also contains customary representations, warranties and covenants by both parties, as well as customary provisions relating to indemnification, confidentiality, intellectual property and other matters.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which will be filed as an exhibit to CymaBay’s next Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CymaBay Therapeutics, Inc.

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	General Counsel

Dated: January 9, 2023